EXPERIENCE ART AND DESIGN, INC. For Immediate Release	EXHIBIT 99.1
Contact: Investor Relations (971) 202-2435 info@ExperienceAD.com

Experience Art and Design Announces changes to its Board of Directors

Michael Balter joins Board; Gordon Root and Kenneth Kepp depart Board

PORTLAND, Oregon, January 9, 2014 - Experience Art and Design, Inc., (OTCQB:  EXAD) a Nevada corporation (“EXAD” or the “Company”), is pleased to announce the appointment of Michael Balter to its Board of Directors effective January 6, 2014.   Additionally, Gordon Root resigned as a director and an officer of the Company and Kenneth Kepp resigned as a director of the Company, both effective January 6, 2014.  Roy Rose, who recently joined the Board, was also appointed interim Chief Executive Officer effective January 6, 2014, while Mr. Kepp will continue in his role as Chief Financial Officer.

Mr. Michael Balter has more than 30 years of experience in both the technology and nonprofit sectors.  Michael spent 17 years at Intel Corporation, primarily in sales and marketing where he helped to introduced two of the most common technologies in the world today:  voice recognition and video conferencing.   After Intel Michael spent 10 years as an entrepreneur building companies that worked with nonprofits to strengthen their fund raising capabilities.  Michael has an undergraduate degree in aeronautical engineering from San Jose State University and an MBA from Santa Clara University.

About Experience Art and Design, Inc.:

EXAD operates in the fine art industry through its wholly-owned subsidiary, Chiurazzi Internazionale S.r.l., an Italian corporation which owns the Chiurazzi Foundry in Casoria, Italy. Chiurazzi creates reproductions from its Chiurazzi Mould Collection comprised of more than 1,650 artistic bronze sculpture moulds taken from original marble masterpieces housed in museums throughout the world.

Forward-Looking Statements

This news release may include forward-looking statements including statements that reflect the Company's current expectations about its future results, performance, prospects and opportunities. The Company has tried to identify these forward-looking statements by using words and phrases such as "may," "will," "expects," "anticipates," "believes," "intends," "estimates," "plan," "should," "typical," "preliminary," "hope," or similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks may be described from time to time in the Company's SEC filings, which are available online at www.sec.gov; and such factors as incorporated by reference. The Company does not undertake any obligation to update any forward-looking statements as a result of new information or developments, except as required by law.